UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 13, 2015

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)    On October 13, 2015, each of Messrs. Philip T. Gianos and Mr. William G. Howard, Jr., notified Xilinx, Inc. (the “Company”) of his decision to retire as a Director of the Company at the end of the current term. Each will continue to serve as a Director until the Company’s next annual stockholder meeting, and will not be standing for re-election at such meeting. Neither Mr. Gianos’s nor Mr. Howard’s decision to retire from the Board of Directors (the “Board”) was due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The Company thanks Messrs. Gianos and Howard for their many years of outstanding and dedicated service as Directors.
(d)    On October 16, 2015, the Board of Directors of the Company, upon recommendation of the Board’s Nominating and Corporate Governance Committee, elected Mr. Dennis Segers to the Board effective immediately for a term continuing to the Company’s 2016 Annual Meeting of Stockholders. From 1994 to 2001, Mr. Segers was an executive with Xilinx, and he served on the Board from 2000 to 2001. The Board determined that Mr. Segers will be an independent director within the meaning of the Nasdaq listing standards. Mr. Segers has not been appointed to any committees of the Board.
There is no arrangement or understanding between Mr. Segers and any other persons pursuant to which Mr. Segers was selected as a director, and Mr. Segers has no interests in transactions in which the Company is a participant that would give rise to any disclosure under Regulation S-K Item 404(a).
Mr. Segers will receive compensation for his Board service in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 29, 2015. The Company will enter into an indemnification agreement with Mr. Segers in the form of the Company’s standard form of indemnification agreement, which requires the Company to indemnify directors to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: October 19, 2015	By:	/s/ Scott Hover-Smoot
Scott Hover-Smoot
Senior Vice President, General Counsel and
Chief Compliance Officer